                                                                 EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                               Years Ended December 31,

                                        --------------        -------------        ------------     -------------    -------------
                                             1993                 1994                1995               1996            1997
                                             ----                 ----                ----               ----            ----
Pretax income                           $  16,328,776         $   8,963,505        $ 15,723,051     $  16,834,204    $  26,112,680

Fixed charges:
  Interest expense (1)                     13,092,224            14,552,868          17,572,442        17,750,218       15,587,354
  Amortization of debt costs                  212,421               446,454             445,907           595,604          422,606
  Rent expense representing
    an interest factor                        261,192               115,675              46,760            46,760           46,760
  Preferred stock dividends                         0                     0                   0                 0                0
                                        -------------         -------------        ------------     -------------    -------------

Earnings available for fixed
    charges                             $  29,894,613         $  24,078,502        $ 33,788,160     $  35,226,786    $  42,169,400
                                        =============         =============        ============     =============    =============

Fixed charges:
   Interest expense (1)                 $  13,092,224         $  14,552,868        $ 17,572,442     $  17,750,218    $  15,587,354
   Capitalized interest                             0                94,225              93,591            62,516                0
   Amortization of debt costs                 212,421               446,454             445,907           595,604          422,606
   Rent expense representing
     an interest factor                       261,192               115,675              46,760            46,760           46,760
   Preferred stock dividends                        0                     0                   0                 0                0
                                        -------------         -------------        ------------     -------------    -------------
                                        $  13,565,837         $  15,209,222        $ 18,158,700     $  18,455,098    $  16,056,720
                                        =============         =============        ============     =============    =============
RATIO OF EARNINGS TO
  FIXED CHARGES (2)                              2.20 x                1.58 x              1.86 x            1.91 x           2.63 x
                                                 ====                  ====                ====              ====             ====

(1)  Includes amortization of interest discount on 7.45% and 7.25% Senior Notes.

(2) For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issues costs, whether expensed or capitalized, and preferred stock dividends.